Exhibit 99.1
PHH CORPORATION ANNOUNCES AMENDMENTS
TO CHESAPEAKE FUNDING PROGRAM
Mt. Laurel, N.J., December 18, 2008 — PHH Corporation (NYSE: PHH) today announced that it agreed with its lenders in the Chesapeake Funding LLC (“Chesapeake”) program to extend the scheduled expiry date of the Series 2006-2 notes through February 26, 2009, which is the scheduled expiry date of the Series 2006-1 notes, and to amend certain other terms and conditions of the two series of notes comprising the Chesapeake program, which amendments included the amendment of certain pricing terms and conditions of the Series 2006-2 notes to be on terms substantially similar to those of the Series 2006-1 notes and a reduction of the total capacity of the Chesapeake program from a combined $3.9 billion to $3.5 billion. Both the Series 2006-1 and the Series 2006-2 notes are publicly rated Aa2 by Moody’s. We believe that these amendments will provide us with greater overall flexibility in financing the purchase of vehicles in connection with our fleet management services segment.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result” , “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. An example of a forward looking statement includes the statement regarding our belief that the amendments to the Chesapeake program will provide us greater overall flexibility in financing the purchase of vehicles in connection with our fleet management services segment.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the SEC under the Exchange Act and those risk factors included as “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States.1 Its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the Company and its subsidiaries please visit www.phh.com.

[1]	Inside Mortgage Finance, Copyright 2008
###
Contact Information:

Investors:
Nancy R. Kyle
856-917-4268
Media:
Karen K. McCallson
856-917-8679